October 30, 1997

American United Life Insurance Company(R)
One American Square
Indianapolis, Indiana 46282

Dear Messieurs and Madams:

     In my capacity as Associate General Counsel of American United Life Insurance Company(R) ("AUL"), I supervised the establishment of AUL American Individual Variable Life Unit Trust on July 10, 1997, by resolution of the Executive Committee of the Board of Directors of AUL as the separate account for assets applicable to individual variable life contracts, pursuant to the provisions of Section 27-1-5-1 Class 1(C) of the Indiana Insurance Code. Moreover, I have been associated with the preparation of the Registration Statements on Form S-6 ("Registration Statements") filed by AUL and AUL American Individual Variable Life Unit Trust on July 31, 1997 with the Securities and Exchange Commission (File Nos. 333-32531 and 333-32553) under the Securities Act of 1933, as amended, for the registration of Individual Variable Life Contracts to be issued with respect to AUL American Individual Variable Life Unit Trust.

     I have made such examination of the law and examined such corporate records and such other documents that, in my judgment, are necessary and appropriate to enable me to render the following opinion that:

     1. AUL has been duly organized under the laws of the State of Indiana and is a validly existing corporation.

     2. AUL American Individual Variable Life Unit Trust has been duly created and validly exists as a separate account pursuant to Indiana law.

     3. The portion of the assets held in AUL American Individual Variable Life Unit Trust equal to the reserves and other liabilities arising out of any other business AUL may conduct.

     4. The Individual Variable Life Contracts have been duly authorized by AUL and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of AUL, except as limited by bankruptcy and other laws generally affecting the rights of creditors.

         I hereby consent to the filing of this opinion as an exhibit of the Registration Statements.


Very truly yours,


/s/ Richard A. Wacker
Associate General Counsel